Exhibit 99.1

Baker Hughes, a GE company Announces Secondary Offering of 105 Million Shares of Class A Common Stock and Share Repurchase

HOUSTON & LONDON—(BUSINESS WIRE)– September 10, 2019 – Baker Hughes, a GE company (NYSE: BHGE or the “Company”) announced today that General Electric Company (“GE”) and GE Oil & Gas US Holdings I, Inc., GE Holdings (US), Inc., and GE Oil & Gas US Holdings IV, Inc. (collectively, together with GE, the “selling stockholders”) has commenced a secondary offering (the “offering”) of 105 million shares of BHGE Class A common stock, par value $0.0001 per share (the “Class A common stock”). The underwriters will have a 30-day option to purchase up to an additional 15.75 million shares of Class A common stock from the selling stockholders. BHGE is not offering any shares of Class A common stock in the offering and will not receive any proceeds from the sale of shares in the offering.

J.P. Morgan, Citigroup, Goldman Sachs & Co. LLC and Morgan Stanley are acting as joint lead book-running managers for the offering. BofA Merrill Lynch, BNP PARIBAS and Evercore ISI are acting as joint book-running managers for the offering.

In addition, BHGE announced that it has agreed to repurchase (the “share repurchase”) from one or more of GE and its affiliates, in a privately negotiated transaction, $250,000,000 of shares of BHGE Class B common stock, par value $0.0001 per share (the “Class B common stock”), together with an equal number of associated membership interests of Baker Hughes, a GE company, LLC (the “LLC units”) at a price equal to the price per share at which the underwriters will purchase shares of Class A common stock from the selling stockholders in the offering. The Company intends to fund the share repurchase with cash on hand and other available sources of liquidity. Although the share repurchase will be conditioned upon, among other things, the closing of the offering and will be completed immediately following the offering, the closing of the offering will not be conditioned upon the closing of the share repurchase. The offering and share repurchase have been unanimously approved by the Company’s board of directors, and the share repurchase has also been unanimously approved by the Conflicts Committee of the Company’s board of directors comprised of independent directors who are not affiliated with the selling stockholders.

Upon completion of the offering, GE and its affiliates will cease to hold more than 50% of the voting power of all classes of BHGE’s voting stock. Among other things, this will reduce the number of individuals who GE is entitled to designate to BHGE’s board of directors from five to one. GE has informed the Company that it intends for John G. Rice to remain on the BHGE board of directors as its designee and for Jamie S. Miller and James J. Mulva to submit their resignations to the Conflicts Committee of the Company’s board of directors. Lorenzo Simonelli and W. Geoffrey Beattie are expected to continue to serve on the Company’s board of directors but not as GE designees.

The offering of these securities is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained, when available, from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com, and Citigroup Global Markets Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone at 1-800-831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Baker Hughes, a GE company

BHGE (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup – inventing smarter ways to bring energy to the world.

Cautionary Statement About Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report on Form 10-K for the year ended December 31, 2018, the Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019 and the quarterly period ended June 30, 2019 and those set forth from time-to-time in other filings by BHGE with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov.

The Company undertakes no obligation to, and expressly disclaims any obligation to, publicly update or revise any forward-looking statement, whether as a result of new information or developments, future events, or otherwise.

Source: Baker Hughes, a GE company (BHGE)

Contacts:

Media Relations:

Melanie Kania

+1 713-439-8303

melanie.kania@bhge.com

or

Investor Relations:

Jud Bailey

+1 281-809-9088

investor.relations@bhge.com